As filed with the Securities and Exchange Commission on February 1, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTEGRATED DEVICE TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-2669985 (IRS Employer Identification Number)

6024 Silver Creek Valley Road

San Jose, California 95138

(Address of Principal Executive Offices including Zip Code)

Integrated Device Technology, Inc. 1984 Employee Stock Purchase Plan

(Full Title of the Plan)

James L. Laufman, Esq. General Counsel Integrated Device Technology, Inc. 6024 Silver Creek Valley Road San Jose, California 95138 (408) 284-8200	Copy to: Mark V. Roeder, Esq. Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, California 94025 (650) 328-4600

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount to be Registered (2)		Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $.001 per share (1):
To be issued under the 1984 Employee Stock Purchase Plan (the “1984 ESPP”)	2,000,000	shares (4)	$14.23	$28,460,000	$3,045.22

(1)	Each share of common stock being registered hereunder, if issued prior to the termination of the registrant’s Rights Agreement, will include a preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or be evidenced separately from the common stock.
(2)	This registration statement shall also cover any additional shares of common stock which become issuable under the Integrated Device Technology, Inc. 1984 ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of Integrated Device Technology, Inc. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) registered hereunder based on the average of the high and the low prices for Integrated Device Technology, Inc.’s Common Stock as reported on the Nasdaq National Market System on January 30, 2006.
(4)	The 1984 ESPP authorizes the issuance of a maximum of 13,100,000 shares, of which 2,000,000 are being registered hereunder.

Proposed sale to take place as soon after the effective date of the Registration Statement as stock purchase rights granted under the 1984 ESPP are exercised.

REGISTRATION OF ADDITIONAL SECURITIES

Integrated Device Technology, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) the following Registration Statements on Form S-8 relating to shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) to be offered and sold under the 1984 ESPP, and the contents of such prior Registration Statements are incorporated in this Registration Statement by reference pursuant to General Instruction E of Form S-8: (1) Registration Statement on Form S-8, filed March 30, 1992 (File No. 033-46831); (2) Registration Statement on Form S-8, filed August 5, 1994 (File No. 033-54937); (3) Registration Statement on Form S-8, filed September 26, 1997 (File No. 333-36601); (4) Registration Statement of Form S-8, filed September 25, 1998 (File No. 333-64279); (5) Registration Statement on Form S-8, filed April 19, 2000 (File No. 333-35124); (6) Registration Statement on Form S-8, filed November 4, 2002 (File No. 333-100978); and (7) Registration Statement on Form S-8, filed January 23, 2004 (File No. 333-112148). The Registrant is hereby registering 2,000,000 shares of Common Stock issuable under the 1984 ESPP.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II

Item 8. Exhibits

See Index to Exhibits.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on January 31, 2006.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Clyde R. Hosein
Clyde R. Hosein, Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Clyde R. Hosein and James L. Laufman, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date
/s/ Gregory S. Lang Gregory S. Lang	Chief Executive Officer, President and Director (Principal Executive Officer)	January 31, 2006

/s/ Clyde R. Hosein Clyde R. Hosein	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	January 31, 2006

/s/ Hock E. Tan Hock E. Tan	Director	January 31, 2006

/s/ John C. Bolger John C. Bolger	Director	January 31, 2006

/s/ Lewis Eggebrecht Lewis Eggebrecht	Director	January 31, 2006

/s/ John D. Howard John D. Howard	Director	January 31, 2006

/s/ Ken Kannappan Ken Kannappan	Director	January 31, 2006

/s/ John Schofield John Schofield	Director	January 31, 2006

/s/ Ron Smith Ron Smith	Director	January 31, 2006

/s/ Nam P. Suh Nam P. Suh	Director	January 31, 2006

Index to Exhibits

4.1.	1984 Employee Stock Purchase Plan of Integrated Device Technology, Inc., as amended and restated effective September 29, 2003*

5.1.	Opinion of Latham & Watkins LLP.

23.1.	Consent of Independent Accountants.

23.2.	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

24.1.	Powers of Attorney (included in the signature page hereto).

*	Incorporated by reference as Exhibit 10.25 to the Company’s Quarterly Report on Form 10-Q for the period ended September 28, 2003, filed November 6, 2003 (File No. 0-12695).